UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 4, 2010

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 Kemet Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 5, 2010, KEMET Corporation (the “Company”)  filed with the Secretary of State of Delaware a Certificate of Amendment to its Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split of the Company’s common stock at a ratio of one-to-three (the “Reverse Stock Split”).  The Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The Reverse Stock Split will be effective on NYSE Amex on November 8, 2010. Fractional shares will not be issued in connection with the reverse stock split. Stockholders who otherwise would hold fractional shares will be entitled to a cash payment (without interest or deduction) in respect of such fractional shares. Fractional shares will be collected and pooled by the Company’s transfer agent and sold in the open market and the proceeds will be allocated to the stockholders’ respective accounts pro rata in lieu of fractional shares.

Item 7.01 Regulation FD Disclosure

On November 4, 2010, the Company announced the results of its special meeting of stockholders and its intention to file the Certificate of Amendment.  The Company’s stockholders approved the Reverse Stock Split at a special meeting of stockholders held on November 3, 2010. The Reverse Stock Split was previously approved by the Company’s Board of Directors. A total of 58,049,061 votes were cast for the Reverse Stock Split at the stockholder meeting, 11,271,815 against and 424,763 abstained.

A copy of the press release announcing the effectiveness of the Reverse Stock Split is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description of Exhibit

3.1	Certificate of Amendment

99.1	Press Release, dated November 4, 2010.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 5, 2010

KEMET Corporation

/s/ R. James Assaf

Name: R. James Assaf
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Amendment

99.1	Press Release, dated November 4, 2010.